Exhibit 99.1

For Immediate Release

For further information, contact:

David Dunlap, CFO	Stephen D. Axelrod, CFA
Socket Communications, Inc.	Wolfe Axelrod Weinberger Associates, LLC
(510) 744-2735	(212) 370-4500
email: dave@socketcom.com	email: steve@wolfeaxelrod.com

Socket Communications Reports Third Quarter Profit of $0.01 per share

Company Has Been Profitable for Six of the Last Seven Quarters

NEWARK, CA - October 25, 2005 - Socket Communications, Inc. (NASDAQ: SCKT), an innovative provider of mobile productivity products, today reported net income applicable to common stockholders for the third quarter ended September 30, 2005 of $195,000 or $0.01 per share, compared to net income applicable to common stockholders of $89,000 or $0.00 per share for the same period a year ago, and compared to net income in the previous sequential quarter of $246,000 or $0.01 per share. The Company has been profitable for six of its last seven quarters. Revenue for the quarter ended September 30, 2005 was $6,548,000, increasing 6 percent compared to revenue of $6,204,000 in the same quarter a year ago, and was flat compared to revenue of $6,580,000 in the previous sequential quarter.

The Company reported net income applicable to common stockholders of $37,000 or $0.00 per share for the nine months ended September 30, 2005 compared to net income applicable to common stockholders of $172,000 or $0.01 per share for the nine months ended September 30, 2004. Revenue for the first nine months of 2005 was $19.1 million, decreasing 3 percent compared to revenue of $19.7 million for the same period a year ago.

The Company's balance sheet at September 30, 2005 included a cash balance of $6.6 million, reflecting a net increase of $0.6 million from the cash balance at December 31, 2004. Sources of cash for the nine month period reflected positive cash flow from operations of $1.7 million, including working capital changes. Cash was used to pay down a bank line of credit by $0.7 million and for investment in property and equipment of $0.4 million. The current ratio (current assets divided by current liabilities) at September 30, 2005 was 1.8 to 1.0. The Company has no long term debt.

"We are pleased to report another profitable quarter while making progress in a number of significant areas," said Kevin Mills, president and chief executive officer of Socket Communications. "The market for mobile computing continues to expand. The recent announcement by Palm adopting the Windows Mobile operating system for its Treo smartphone early next year is a solid indicator that Windows Mobile is likely to be the dominant operating system for handheld computers going forward and plays to Socket's strengths. Offering the Windows Mobile operating system on the Treo increases the number of Socket products that will work with the Palm Treo, such as our wireless LAN connection card and Wi-Fi Companion software. All of the application software that has been developed for the Windows Mobile platform will also work on the Treo, which should greatly expand its capabilities for data collection using bar code scanning. This operating system consolidation should make it easier for IT managers and developers to deploy market solutions which drive Socket product sales."

"We continue to expand our family of data collection and connectivity products to enhance enterprise productivity in response to market demand. Recent products include our ruggedized cordless hand scanner, our combination bar code scanner and RFID reader/writer, and our just announced wearable ring scanner. We are broadening our markets by now supporting bar code scanning on RIM Blackberry devices with Bluetooth wireless technology and on Symbian Series 60 and Series 80 smartphones. Our Strategic Vertical Integrator (SVI) developer program continues to increase the number of third party software applications that integrate our data collection and connectivity products into productivity solutions for enterprises, including field force automation, retail merchandising, asset management and health care. We were pleased to announce support from SAP in incorporating our data collection products into their enterprise software. SAP is the second major enterprise software company to do so following a similar announcement from Siebel Systems last year. During the third quarter we also announced new applications from several of our SVI partners. These actions continue to build a foundation for long term revenue growth."

Other Financial Information

Revenue by product family for the three and nine month periods ended September 30, 2005 compared to the corresponding periods in 2004 was as follows:

Product Family	Q3 2005 Revenue (Millions)	% Growth (Decline) over Q3 2004	Nine Months 2005 Revenue (Millions)	% Growth (Decline) over 9 Months 2004
Data Collection Products	$ 2.5	(9%)	$ 7.5	(2%)
Connectivity Products	2.2	37%	6.6	1%
OEM Products	0.9	6%	2.5	(8%)
Serial Products	0.9	(16%)	2.5	(11%)
Totals	$ 6.5	6%	$ 19.1	(3%)

Revenue by product family for the quarter ended September 30, 2005 compared to the previous quarter ended June 30, 2005 was as follows:

Product Family	Q3 2005 Revenue (Millions)	Q2 2005 Revenue (Millions)	% Growth (Decline)
Data Collection Products	$ 2.5	$ 2.8	(11%)
Connectivity Products	2.2	2.2	3%
OEM Products	0.9	0.8	24%
Serial Products	0.9	0.8	5%
Totals	$ 6.55	$ 6.58	Flat

Third quarter revenue in 2005 grew 6 percent over the third quarter a year ago. Connectivity product growth of 46 percent reflected higher sales of modems, wireless LAN and Bluetooth plug-in products, modems and GPS products and increases in sales of the Company's Wi-Fi Companion software. Data collection product revenue in the third quarter of 2005 compared to the same period a year ago was lower by 10 percent due to the timing of orders for bar code scanning products. Delays in the transition to new models of Pocket PCs by the two major Pocket PC manufacturers in the first half of 2005 and long lead times needed by customers to complete their product testing and field trials for data collection solutions continued to slow data collection product orders. The introduction of new data collection products by the Company, improved availability of new Pocket PC models, and expanded support for additional mobile device platforms are expected to increase future order rates for data collection products. OEM products revenue in the quarter increased 6% over the same quarter a year ago reflecting growth in sales of Bluetooth modules due to a higher sales volumes of OEM products containing the modules and more OEM devices using the modules, offset by the phasing down of third party sales of the Company's ASIC interface chips. Reduction in sales of serial products by 16 percent reflected a higher than normal order rate for these products in the third quarter of 2004 and a general slow decline in the use of legacy serial products.

Revenue for the nine months ended September 30, 2005 declined 3 percent compared to the corresponding period in 2004. The generally flat revenue results are due in large measure to transition delays in the availability of new models of Pocket PCs from September 2004 through June 2005 which also slowed sales of the Company's products. Comparative declines were more pronounced in the first six months of 2005 and were reduced to 3 percent for the nine month period as a result of third quarter 2005 revenue growth over the same period in 2004 and other factors described in the previous paragraph.

Gross profit on sales was 50 percent for the quarter and nine month period ended September 30, 2005 compared to 52 percent and 51 percent respectively for the corresponding periods a year ago. The Company's average target margin is 50 percent and the margin tends to fluctuate within narrow ranges depending on product mix.

Research and development expense was $848,000 compared to $906,000 for the third quarters ended September 30, 2005 and 2004, respectively, and was $2.6 million compared to $2.7 million for the nine month periods ended September 30, 2005 and 2004, respectively. Research and development expense fluctuates within narrow ranges depending on the internal and outside resources working on development projects. Research and development expenses are expected to increase in the fourth quarter of 2005.

Sales and marketing expense increased to $1.7 million for the quarter ended September 30, 2005 compared to $1.4 million for the same period a year ago, and increased to $4.8 million for the nine month period ended September 30, 2005 compared to $4.4 million for the same period a year ago. The increases resulted from higher sales and marketing headcount in 2005, increases in related travel expenses, and increased advertising and promotion. Sales and marketing expense are expected to increase in the fourth quarter of 2005.

General and administrative expense decreased to $563,000 for the quarter ended September 30, 2005 compared to $711,000 for the same period a year ago, and to $2.0 million for the nine month period ended September 30, 2005 compared to $2.5 million for the same period a year ago. The decreases were primarily due to the costs in 2004 of defending a patent litigation lawsuit initiated by Khyber Technologies that was settled in July 2004, partially offset in the first quarter of 2005 by higher audit costs relating to a new requirement for the internal controls of the Company to be audited as mandated by Sarbanes-Oxley Section 404. General and administrative expenses are expected to increase in the fourth quarter of 2005.

Preferred stock dividends are paid quarterly at a rate of 8 percent per annum to the remaining holders of Series F Convertible Preferred Stock issued in March 2003. The Preferred Stock may be converted into common stock at any time at the option of the holder. Approximately 70% of the Preferred Stock has been converted into common stock. All remaining shares of Series F Convertible Preferred Stock convert into common stock in March 2006 unless sooner converted by the holder.

Quarterly Management Conference Call

Management of Socket will hold a conference call today at 2 p.m. Pacific time to discuss the quarterly results and outlook for the future. The call will be carried live and available via replay on www.ccbn.com or participants may join the call by telephone at (800) 240-5318 or hear a replay via telephone at 800-405-2236, access code 11041405# for a week following the call.

About Socket

Socket Communications (NASDAQ: SCKT) develops and distributes a broad range of data collection and network connectivity products for mobile devices such as PDA's, Smartphones and tablet notebooks. Working collaboratively with mobile solutions from leading Strategic Vertical Integrators, world-class 3rd party software developers and OEM's, Socket's Battery Friendly® products are proven to drive operational efficiencies, increase mobile workforce productivity, boost corporate performance and improve customer satisfaction. Socket is headquartered in Newark, California and can be reached at 510-744-2700 or www.socketcom.com.

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements forecasting future financial results and operating activities, market acceptance of our products, expectations for general market growth of handheld computers and other mobile computing devices, growth in demand for our products, expansion of the markets that we serve, adoption of our embedded products by third-party manufacturers of electronic devices, and the timing of the introduction and availability of new products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward looking statements as a result of a number of factors, including, but not limited to, the risk of delays in the availability of new products due to technological, market, or financial factors including the availability of necessary working capital, our ability to successfully introduce and market future products, our ability to effectively manage and contain our operating costs, the availability of announced handheld computer hardware and software, the integration of our products in third party hardware and software solutions, product delays associated with new model introductions and product changeovers, continued growth in demand for handheld computers, market acceptance of emerging standards such as Bluetooth and Wireless LAN and of our related connection and data collection products, the ability of our strategic partnerships to benefit our business as expected, our ability to enter into additional distribution relationships, or the other factors described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket and Battery Friendly are registered trademarks of Socket Communications, Inc. The Mobile Connection Company, Mobility Friendly, and KwikBlue are trademarks of Socket Communications, Inc. The Bluetooth word mark and logos are owned by the Bluetooth SIG, Inc. and any use of such marks by Socket Communications, Inc. is under license. Wi-Fi® is a registered trademark of the Wi-Fi Alliance. All other trademarks and trade names contained herein may be those of their respective owners. © 2005 Socket Communications, Inc. All rights reserved.

--Financial tables to follow--

Socket Communications, Inc. Summary Consolidated Statements of Operations (Unaudited) (Amounts in Thousands except per share amounts)
	Three months ended Sept 30,		Nine months ended Sept 30,
	2005	2004	2005	2004
Revenue	$ 6,548	$ 6,204	$ 19,110	$ 19,679
Cost of revenue	3,266	2,963	9,468	9,591
Gross margin	3,282	3,241	9,642	10,088
Gross margin percent
	50%	52%	50%	51%
Research and development	848	906	2,635	2,740
Sales and marketing	1,654	1,423	4,847	4,412
General and administrative	563	711	1,975	2,454
Amortization of intangibles	36	107	167	291
Total operating expenses
	3,101	3,147	9,624	9,897
Interest (income), net	(26)	(7)	(55)	(19)
Net income	207	101	73	210
Preferred stock dividends	(12)	(12)	(36)	(38)
Net income applicable to common stockholders	$ 195	$ 89	$ 37	$ 172
Basic and diluted net income per share applicable to common stockholders	$ 0.01	$ 0.00	$ 0.00	$ 0.01
Weighted average shares outstanding: Basic Diluted	30,198 32,376	30,111 33,939	30,171 32,543	30,035 34,101

Socket Communications, Inc. Condensed Consolidated Summary Balance Sheets (Amounts in Thousands)
	Sept 30, 2005 (Unaudited)	December 31, 2004*
Cash	$ 6,570	$ 5,932
Accounts receivable	3,605	4,009
Inventories	2,397	2,941
Other current assets	241	160
Property and equipment, net	531	479
Goodwill	9,798	9,798
Intangible technology	785	952
Other assets	136	129
Total Assets	$ 24,063	$ 24,400

Accounts payable and accrued liabilities	$ 3,575	$ 3,350
Bank line of credit	2,254	2,949
Deferred income on shipments to distributors	1,137	1,056
Capital leases/other non-current liabilities	61	93
Common and convertible preferred stock	50,673	50,626
Accumulated deficit	(33,637)	(33,674)
Total Liabilities and Equity	$ 24,063	$ 24,400
*Derived from audited financial statements.

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